EXHIBIT 99.D

SUPPLEMENT TO THE DESCRIPTION OF THE REPUBLIC OF SOUTH AFRICA

The following amends and supplements the Description of the Republic of South Africa in the Annual Report.

The table entitled “The Economy” under the heading “Summary Information” on page 4 of Exhibit 99.D of the Annual Report is to be amended and restated in its entirety as follows:

	As of and for the year ended December 31,					As of and for the six months ended June 30,(1)
	2010	2011	2012	2013	2014	2015
	Rand (million) (except percentages)
The Economy
Gross Domestic Product (GDP)
Nominal GDP(2)	2,748,008	3,024,950	3,262,542	3,534,326	3,796,462	3,942,919	(3)
Real GDP(4)	2,748,008	2,836,286	2,899,248	2,963,389	3,008,576	3,045,469	3)
Real % change from prior year	3.0%	3.2%	2.2%	2.2%	1.5%	1.8%
Change in per capita earnings (%)(5)	3.4%	2.9%	0.5%	(0.4)%	(0.3)%	N/A
Total merchandise exports	68,856	794,743	825,025	932,588	1,003,826	502,593	(6)
Unemployment rate (%)	24.9%	24.80%	24.9%	24.7%	25.1%	25.6	%(7)
Balance of trade (Rand billion)(13)	59.7	51.0	(31.5)	(68.3)	(68.6)	(14.3	)(6)
Balance of payments
Current account	(41,245)	(65,287)	(161,704)	(203,774)	(206,644)	(71,229	)(6)
Financial account	56,128	65,896	173,245	130,403	155,809 (7)	36,695	(6)
Change in gross gold and other foreign reserves	(24,075)	(107,193)	33,123	89,247	48,335	2,686	(6)
Rand/Dollar exchange rate (average)	7.32	7.25	8.21	9.65	10.84	12.45	(8)
Consumer prices (2012/12=100)	88.2	92.6	97.8	103.4	109.7	113.6	(9)
Producer prices (2012/12=100))	N/A	N/A	100	106	113.9	116.7	(9)
Average monthly yields for listed National Government debt securities 5-10 yrs	7.41	8.01	6.50	7.73	7.39	7.96
Average monthly yields for listed National Government debt securities > 10 yrs	8.38	8.51	7.37	8.32	7.84	8.33

The table entitled “Foreign Currency-Denominated Debt of South Africa” on page 110 of Exhibit 99.D of the Annual Report is to be amended and restated in its entirety as follows:

	As of December 31,					As of March 31,
	2010	2011	2012	2013	2014	2015
	Rand (million)(2)
Foreign-currency-denominated debt
Public sector	43,310	62,014	76,482	94,584	95,040	88,696
Monetary sector(3)	68,118	80,595	117,323	126,772	212,425	216,316
Non-monetary private sector	114,653	133,916	134,045	191,513	210,377	223,723
Bearer bonds and notes	109,044	169,883	185,330	227,710	262,833	288,320
Long-term loans	—	—	—	—	—	—
Total foreign-currency-denominated debt	335,125	446,408	513,180	640,579	780,675	817,055

Notes: –

(1)	Excluding blocked Rand accounts, ordinary and non-redeemable preference shares, quoted domestic debentures and quoted domestic loan stock.
(2)	Valued at middle-market exchange rates as of the end of period.
(3)	Including lending to other sectors.

Source: SARB.

The table entitled “Foreign Exchange Reserves” on page 112 of Exhibit 99.D of the Annual Report is to be amended and restated in its entirety as follows:

Foreign Exchange Reserves

	For the year ended December 31,						As of Sept 30,
	2009	2010	2011	2012	2013	2014	2015
	Rand (million)
SARB gold reserves(1)	32,753	37,492	51,076	56,982	50,621	55,887	62,593
Foreign exchange reserves
SDRs(2)	20,613	18,262	22,284	23,873	29,603	32,119	37,587
Other(3)	239,335	234,872	324,459	350,087	439,965	480,518	539,875
Gross gold and other foreign reserves	292,701	290,626	397,819	430,942	520,189	568,524	640,055

Notes: –

(1)	Excluding blocked Rand accounts, ordinary and non-redeemable preference shares, quoted domestic debentures and quoted domestic loan stock.
(2)	Valued at middle-market exchange rates as of the end of period.
(3)	Including lending to other sectors.

Source: SARB.

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